Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Director, Investor Relations, (210) 283-2882
Media:
Sarah Simpson, Vice President, Corporate Communications, (210) 283-2374
Tesoro Corporation Announces Third Quarter Update
     SAN ANTONIO — October 13, 2008 - Tesoro Corporation (NYSE:TSO) announced today that it expects third quarter 2008 earnings per share in the range of $1.70 to $1.90, which includes an approximately $0.29 per share after-tax LIFO benefit. The company’s third quarter 2008 earnings will be reported after the market closes on Wednesday, October 29th. Earnings in the third quarter were positively impacted by:
•	Light Products: Margins expanded as rack and retail prices widened versus the spot price.

•	Heavy Products: Margins for bottom-of-the-barrel products, including fuel oil and coke, increased versus the second quarter due to industry inventory reductions.

•	Energy Costs: The decline in crude and natural gas prices positively impacted the Company’s internally produced and purchased energy costs.

•	Hedge Effect: Due to the shift in strategy earlier in 2008, the impact to the Company’s reported income versus previous quarters was minimal.
     The strong cash flow in the third quarter resulted in no borrowings on the revolving credit facility at the end of September and a lower net debt to net capitalization of 30%.

     Additionally, the Company announced that Bruce Smith, its Chairman, President and CEO, will file a Form 4 with the Securities and Exchange Commission reporting that Goldman Sachs sold 251,100 shares of Tesoro stock owned by him. The shares were sold in accordance with an existing margin agreement to meet a margin call. Depending on the direction of Tesoro’s common stock price, further sales may be required.
Public Invited to Listen to Analyst Conference Call via Internet
     At 7:30 a.m., CDT, Thursday, October 30th, 2008 Tesoro will broadcast, live, its conference call with analysts regarding third quarter 2008 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to Tesoro’s Internet site at http://www.tsocorp.com, or over the telephone by dialing 888-241-0558 (international dial-in: 647-427-3417).
     Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes over 880 branded retail stations, of which over 390 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.
     This release contains estimates of third quarter earnings that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

###